Exhibit 10.1

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT is made and entered into as of June 29, 2026 (this “Agreement”), by and between JATT Ventures II L.P., a Cayman Islands exempted limited partnership (“Sponsor”) and Talawar Tx Inc., a Delaware corporation (the “Company”).

WHEREAS, JATT II Acquisition Corp., an exempted company incorporated under the laws of the Cayman Islands (“JATT”), the Company and Talawar Merger Sub, a Cayman Islands exempted company (“Merger Sub”) propose to enter into, contemporaneously herewith, that certain Business Combination Agreement, dated as of the date hereof (the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA); and

WHEREAS, as of the date hereof, Sponsor owns beneficially and of record 1,800,000 JATT Shares (the “Sponsor Shares”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Voting Obligations. Until the earlier of (a) the Closing or (b) termination of the BCA in accordance with its terms, Sponsor agrees that, at the JATT Shareholders Meeting and in connection with any written consent of the JATT Shareholders, Sponsor shall (A) appear at each such meeting or otherwise cause all of its Sponsor Shares to be counted as present thereat for purposes of calculating a quorum and (B) vote (or duly and promptly execute and deliver an action by written consent), or cause to be voted at such meeting (or cause such consent to be duly and promptly executed and delivered with respect to), all of the Sponsor Shares (i) in favor of the approval and adoption of the BCA, the transactions contemplated by the BCA, and any other proposal submitted by the JATT Board for approval by the JATT Shareholders in connection with the transactions contemplated by the BCA, (ii) in favor of any other matter reasonably necessary to the consummation of the transactions contemplated by the BCA and considered and voted upon by the JATT Shareholders, (iii) against any action, agreement or transaction or proposal that would (A) reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of JATT under the BCA or Ancillary Documents, (B) reasonably be expected to result in the failure of the transactions contemplated by the BCA to be consummated, or (C) change the business, management, or JATT Board except as contemplated by the BCA and the Ancillary Documents, and (iv) against any merger agreement, merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by JATT (other than the BCA and the transactions contemplated by the BCA). Sponsor further agrees that it shall not enter into any commitment, agreement, understanding, or similar arrangement to vote or give voting instructions or express consent or dissent in writing in any manner inconsistent with the foregoing.

2. Waiver of Redemption Rights. Sponsor agrees not to (a) demand that JATT redeem the Sponsor Shares in connection with the transactions contemplated by the BCA or (b) otherwise participate in any such redemption by tendering or submitting any of the Sponsor Shares for redemption.

3. Waiver of Appraisal Rights. Sponsor hereby agrees not to assert, exercise or perfect, directly or indirectly, and irrevocably and unconditionally waives, any appraisal, fair value or dissent rights it may have with respect to the Sponsor Shares (including any rights under Section 238 of the Cayman Islands Companies Act (As Revised)), in connection with the Merger and the transactions contemplated by the BCA, and agrees not to exercise or perfect any such rights. For the avoidance of doubt, the waiver set forth in this Section 3 is irrevocable and unconditional and shall not be subject to, or affected by, any amendment, modification, supplement or waiver of the BCA or any other Ancillary Document.

4. Transfer of Shares. Sponsor acknowledges and agrees that the Sponsor Shares are subject to the transfer restrictions under that certain Letter Agreement, dated April 16, 2026, between Sponsor, JATT and JATT’s officers and directors (the “Letter Agreement”). Sponsor hereby agrees that the Company is an express third party beneficiary of the Letter Agreement with rights to enforce the provisions thereof against the Sponsor. In addition, and without limiting the foregoing, for so long as the transfer restrictions set forth in the Letter Agreement remain in effect, Sponsor hereby agrees that it shall not, directly or indirectly, without the prior written consent of the Company: (a) sell, assign, transfer, convey, gift, donate, pledge, hypothecate, encumber or otherwise dispose of (whether by merger, by operation of law, or otherwise) any Sponsor Shares or any interest therein; (b) grant or permit to exist any lien, charge, security interest, claim, option, right of first refusal or other encumbrance of any kind on any Sponsor Shares; (c) enter into any swap, hedge, derivative contract, forward sale, option, put, call, straddle, collar or other agreement or arrangement that transfers to another person, in whole or in part, any of the economic consequences of ownership of any Sponsor Shares, whether or not any such transaction is settled by delivery of Sponsor Shares, cash or other securities; or (d) grant any proxy or power of attorney with respect to any Sponsor Shares or enter into any voting agreement, voting trust or similar arrangement that transfers or delegates any voting rights with respect to any Sponsor Shares, in each case other than as expressly contemplated by this Agreement or the BCA. Any purported transfer in violation of this Section 4 shall be null and void ab initio.

5. Sponsor Economics. Sponsor shall, in connection with the Closing, surrender to JATT for no consideration 150,000 Sponsor Shares for cancellation.

6. Anti-Dilution Waiver. Sponsor hereby irrevocably waives any adjustment to the conversion ratio set forth in the Governing Documents of JATT, and any anti-dilution or similar protections with respect to the Sponsor Shares, including any such protections that may be triggered by the issuance of PubCo Shares pursuant to the Investor Subscription Agreements or the PIPE Financing.

7. Further Assurances. Sponsor shall take, or cause to be taken, all such further actions and do, or cause to be done, all things, including, but not limited to, execution of all such proper agreements, deeds, assignments, assurances and other instruments, reasonably necessary (including under applicable Laws) to effect the actions required to consummate the transactions contemplated by the BCA and the other transactions contemplated by this Agreement, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

8. No Challenges. Sponsor agrees not to, and shall direct its representatives and agents not to, bring, commence, institute, maintain, voluntarily aid, join in, facilitate, assist or encourage, and agrees to take all actions necessary to, and to direct its representatives and agents to, opt out of any class in any class action with respect to, any claim, derivative or otherwise, against JATT, the Company or Merger Sub or any of their respective successors or directors, (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the BCA or (ii) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the BCA or this Agreement. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit Sponsor from enforcing Sponsor’s rights under this Agreement or any Ancillary Document.

9. Public Announcements. Sponsor will not make any public announcement or issue any public communication regarding this Agreement, the BCA, the transactions contemplated hereby or thereby or any matter related to the foregoing, without the prior written consent of JATT and the Company, except: (a) if such announcement or other communication is required by applicable Laws or the rules of any stock exchange, in which case Sponsor shall, to the extent permitted by applicable Laws, first allow JATT and the Company to review such announcement or communication and have the opportunity to comment thereon, and Sponsor shall consider such comments in good faith; (b) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 9; and (c) announcements and communications to Governmental Entities in connection with registrations, declarations and filings required to be made as a result of the BCA.

10. Non-Solicitation. Sponsor agrees to be bound by and subject to Section 5.6(b) (Exclusive Dealing) of the BCA to the same extent as such provisions apply to JATT as if Sponsor was a party thereto. For the avoidance of doubt, any waiver, amendment or modification of Section 5.6(b) of the BCA shall not, without the express written consent of JATT and the Company, reduce or limit the obligations of Sponsor under this Section 10.

11. Representations and Warranties. Sponsor represents and warrants to the Company as follows:

(a) Organization. Sponsor is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of the Sponsor.

(b) No Conflicts. The execution, delivery and performance by Sponsor of this Agreement and the consummation by Sponsor of the transactions contemplated hereby do not and will not (i) conflict with or violate any United States or non-United States Law applicable to Sponsor, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any encumbrance on any Sponsor Shares (other than under this Agreement, the BCA and the agreements contemplated by the BCA, including the other Ancillary Documents), or (iv) conflict with or result in a breach of or constitute a default under any provision of Sponsor’s governing documents.

(c) Ownership. As of the date of this Agreement, Sponsor owns exclusively and has good, valid and marketable title to the Sponsor Shares free and clear of any Lien, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities Laws, and (iii) the Governing Document of JATT, and as of the date of this Agreement, Sponsor has the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver the Sponsor Shares, as applicable, and Sponsor does not own, directly or indirectly, any other JATT Shares.

(d) Due Authorization. Sponsor has the power, authority and capacity to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by Sponsor and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(e) Litigation. There is no Proceeding pending against the Sponsor, or to the knowledge of the Sponsor threatened against Sponsor, before (or, in the case of threatened actions, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement, the BCA or the transactions contemplated thereby.

(f) Acknowledgment. Sponsor understands and acknowledges that the Company is entering into the BCA in reliance upon its execution and delivery of this Agreement. Sponsor is a sophisticated investor and has adequate information concerning the business and financial condition of JATT and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the BCA and has independently made its own analysis and decision to enter into this Agreement. Sponsor acknowledges that JATT and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement and the BCA.

(g) No Brokers. Other than as provided in the BCA, Sponsor has not made, nor has any third party made on behalf of Sponsor, any arrangement for any broker’s, finder’s, financial advisor’s or other similar fee or commission for which JATT, the Company or any of their subsidiaries is or could be liable in connection with the BCA or this Agreement or any of the respective transactions contemplated hereby or thereby.

12. Termination. The obligations of the parties under this Agreement shall automatically terminate upon the earlier of (i) the Closing and (ii) the termination of the BCA in accordance with its terms. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement. Notwithstanding any termination of this Agreement, no such termination or expiration shall relieve any party hereto from liability for fraud or willful breach of this Agreement occurring prior to its termination.

13. Miscellaneous.

(a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or e-mail address for a party as shall be specified in a notice given in accordance with this Section 13(b)):

If to Sponsor, to:

JATT Ventures II L.P.

c/o JATT II Acquisition Corp.

153 Central Avenue C/O 56

Westfield, NJ 07091

Attention: Nicholas Fernandez

E-mail: [***]

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP

One Vanderbilt Avenue

New York, New York 10017

Attention: Adam Namoury; Anthony Zangrillo

E-mail: [***]

if to the Company:

Talawar Tx Inc.

40 West 57th Street, 28th Floor

New York, NY 10019

Attention: Marc Schegerin; Evan Taddeo

E-mail: [***]

with a copy (which shall not constitute notice) to:

Cooley LLP

55 Hudson Yards

New York, New York 10001

Attention: Divakar Gupta, Brandon Fenn; William Sorabella

E-mail: [***]

(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d) (i) The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the words “date hereof,” when used in this Agreement, shall refer to the date set forth in the Preamble; (iii) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (iv) the terms defined in the present tense have a comparable meaning when used in the past tense, and vice versa; (v) any references herein to a specific Section or Article shall refer, respectively, to Sections or Articles of this Agreement; (vi) references herein to any gender (including the neuter gender) includes each other gender; (vii) the word “or” shall not be exclusive; (viii) the headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof, and (ix) the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(e) Sponsor agrees while this Agreement is in effect, not to take or agree or commit to take any action that would make any representation and warranty of Sponsor contained in this Agreement inaccurate or has the effect of preventing or disabling Sponsor from performing its obligations under this Agreement.

(f) This Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the parties hereto, and without limiting the generality of the foregoing, none of the Representatives of JATT, the Company or Sponsor shall have any liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, except as expressly provided herein.

(g) This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

(h) This Agreement, the BCA and Ancillary Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party hereto without the prior express written consent of the other parties hereto.

(i) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(j) This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by each of the parties hereto.

(k) The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties hereto shall, to the fullest extent permitted by Law, be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity. To the fullest extent permitted by applicable Law, each of the parties hereto hereby further waives (i) any defense in any Proceeding for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(l) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State. Any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall, to the fullest extent permitted by applicable Law, be heard and determined exclusively in any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan. To the fullest extent permitted by applicable Law, the parties hereto hereby (i) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby brought by any party, and (ii) agree not to commence any such Proceeding except in the courts described above in New York, other than any Proceeding in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. To the fullest extent permitted by applicable Law, each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process and the parties hereto further waive any argument that such service is insufficient. To the fullest extent permitted by applicable Law, each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (A) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (B) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (C) that (x) the Proceeding in any such court is brought in an inconvenient forum, (y) the venue of such Proceeding is improper, or (z) this Agreement or the transactions contemplated hereby, or the subject matter hereof, may not be enforced in or by such courts.

(m) This Agreement may be executed and delivered (including by facsimile or portable document format (PDF) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(n) Without further consideration, each party hereto shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(o) This Agreement shall not be effective or binding upon any party hereto until after such time as the BCA is executed and delivered by JATT, the Company and Merger Sub.

(p) Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Proceeding, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 13(o).

(q) Consent to Disclosure. Sponsor hereby consents to and authorizes the publication and disclosure in any filing with the SEC or any other Governmental Entity (including all documents and schedules filed therewith) and any press release or other disclosure document reasonably necessary or required in connection with the transactions contemplated by the BCA, of Sponsor’s identity and ownership of the Sponsor Shares and the nature of Sponsor’s commitments, arrangements, and understandings under this Agreement, if deemed appropriate by the Company and JATT. Sponsor shall not issue any press release or make any other public announcement with respect to this Agreement without the prior written consent of the Company.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

JATT VENTURES II L.P.

By:	/s/ Someit Sidhu
Name:	Dr. Someit Sidhu
Title:	Chief Executive Officer

TALAWAR TX INC.

By:	/s/ Marc Schegerin
Name:	Marc Schegerin
Title:	Chief Executive Officer